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Exhibit 10.6

Executive Employment Agreement Dated November 22, 2000,
between Dicom and Paul Fernandez

EXECUTIVE EMPLOYMENT AGREEMENT

Dicom Imaging Systems Inc. Paul Fernandez
November 22, 2000

Introduction

    This Executive Employment Agreement ("Agreement") is made and effective this November 22, 2000, by and between Dicom Imaging Systems Inc. ("Company") and Paul Fernandez ("Executive"). Now, therefore, the parties hereto agree as follows:

Employment

    Company hereby agrees to initially employ Executive as its Chief Financial Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company.

Duties of The Executive

    Reporting to the Chief Operating Officer, the duties of Executive shall include being responsible for the company's financial plans and policies, accounting practices, and relationships with lending institutions and the financial community. The Executive shall also be responsible for the development of accounting and statistical procedures for internal control. Executive shall perform all duties in a professional, ethical and businesslike manner.

    The Executive shall be required to participate in the Executive Management Committee of the Company and be given the required authority to perform Executive's duties with regard to implementation of the corporate business plan.

Compensation

    Executive will be paid compensation during this Agreement as follows:

    A base salary of USD $8,800 per month during the first year of employment, payable in installments according to the Company's regular payroll schedule (in Canadian dollars using the prevalent currency exchange rate on the date of the signing of this agreement.

    A performance bonus equal to 10% of the Executive's annual base salary if the Company is successful in securing USD$2,000,000 of new investment.

    A performance bonus equal to 15% of the Executive's annual base salary if the Executive is successful in implementing budgetary measures aimed at controlling the expenditure of the proceeds raised from financing as outlined in the Company's business plan.

    A base salary of USD$10,800 per month in the second and third years of employment.

    A base option plan granting 350,000 options vested according to the following schedule:

  After 8 months of employment 25% of the total
  After 12 months of employment 50% of the total
  After 18 months of employment 75% of the total
  After 24 months of employment 100% of the total

    The price at which the options will be offered to the Executive, will be the prevailing price of the stock, on the day the offer of employment is signed.

    In the event of an acquisition of the Company or a merger or a change in the control of the Company or if the Company disposes of all of its assets, all share options outlined above shall be moved forward six calendar months for vesting purposes.

    In the event of the death of the Executive while this agreement is in force, all current stock options shall be prorated from the date of this agreement, and shall pass to the estate of the Executive.

    The Executive shall be entitled to trade any amount or all vested shares without restraint, subject to the registration of such shares as per the requirements of the Securities and Exchange Commission.

Benefits

Vacations & Holidays

    Executive will be entitled to four weeks of paid holidays each calendar year and all statutory public holidays. Company will notify Executive on or about the beginning of each calendar year with respect to the public holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company.

Medical and Group Life Insurance

    Company agrees to include Executive in a group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive in the amount of twice the Executive's total annual salary, without limit, during this Agreement. The company shall also provide short-term and long term disability insurance as appropriate to the Executive's position. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

Expense Reimbursement

    Executive shall be entitled to reimbursement for all reasonable expenses, including mileage in own car, travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipt as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses. All expenses are to be reimbursed within fifteen days of submission.

Training

    The Executive shall be entitled to a minimum of 40 hours training per year, at a location appropriate to the training in question.

Term and Termination

    The Agreement shall commence on November 22, 2000 and it shall continue in effect for a period of one year. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company and the terms of this Agreement shall remain in force, unless mutually agreed otherwise. This Agreement and Executive's employment may be terminated at Company's discretion. For the purposes of this Agreement, non-renewal constitutes an act of termination.

    Executive may terminate the Agreement, at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable total salary rate to the termination date included in Executive's original termination notice.

    In the event that Executive is in breach of any material obligation to the Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon fourteen (14) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable total salary rate up to and including the date of termination.

Notices

    Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

  If to Company:
  Dicom Imaging Systems Inc.
  #210-15047 Marine Drive
  White Rock, BC V4B 1C5

  If to Executive:
  Paul Fernandez
  1190 Ehkolie Crescent
  Delta, B.C.
  V4M 2M2

Final Agreement

    This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only in writing, duly executed by both parties.

Governing Law

    This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia.

Headings

    Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

Severability

    If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

Arbitration

    The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the Province of British Columbia and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in British Columbia, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DICOM IMAGING SYSTEMS INC. Per Authorized Signatory
Paul Fernandez Executive

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  Exhibit 10.6
EXECUTIVE EMPLOYMENT AGREEMENT